EXECUTION COPY


                              EMPLOYMENT AGREEMENT

                  THIS AGREEMENT (this "Agreement") is made as of September 27, 1999, between Gerald Stevens, Inc., a Delaware corporation (the "Company"), and Eleanor Callison ("Executive").

                  In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                  1. Employment. The Company shall employ Executive, and Executive hereby accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the date hereof and ending on the Termination Date, as defined in paragraph 4 hereof (the "Employment Period"). Executive's principal place of business during the Employment Period shall be in Fort Lauderdale, Florida.

                  2.       Position and Duties.

                  (a) During the Employment Period, Executive shall serve as the Company's Senior Vice President and Chief Marketing Officer and shall be responsible for overseeing and coordinating the marketing activities, including advertising, brand development, promotions and public (consumer) relations, of the Company and all of its divisions and subsidiaries, including its retail operations, its store-in-store program, its corporate-partner program, and its consumer-direct operations, including its catalog, internet, Yellow Page and other direct mail operations.

                  (b) Executive shall report to the Company's President, and Executive shall devote her reasonable best efforts and her full business time and attention (except for permitted vacation periods, periods of illness or other incapacity) to the business and affairs of the Company.

                  (c) For purposes of this Agreement, all references to "Company" shall include any corporation of which the securities having a majority of the voting power in electing directors are, at the time of determination, owned by the Company, directly or through one or more subsidiaries.

                  3.       Base Salary and Benefits.

                  (a) Executive's base salary shall be $150,000 per annum (the "Base Salary") through the Company's next annual merit review process (currently expected to be January 2000, but in no event later than September 1, 2000), which salary shall be payable in regular installments in accordance with the Company's general payroll practices (but at least monthly) and shall be subject

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to required withholding. During the next annual merit review process, the
Company's President shall review the Base Salary for increase. In addition, during the Employment Period, Executive shall be entitled to participate in all of the Company's employee benefit programs for which employees of the Company are generally eligible, including annual grants of stock options beginning in 2001 under the Company's Nonqualified Stock Option Plan and other stock option plans that the Company may adopt from time to time (all such plans, as they may be adopted and amended from time to time being hereinafter referred to collectively as the "Stock Option Plan"), at a level commensurate with Executive's position in the Company. In addition, upon execution hereof by the Company and Executive, Executive will receive a grant of options to purchase up to 100,000 shares of the Company's Common Stock ("Initial Grant"), consisting of a combination of Executive's 1999 annual grant, 2000 annual grant and a bonus grant, subject to the terms and conditions of the Stock Option Plan and such other terms and conditions as are customary for option grants by the Company. Such options will have an exercise price of $9.125 per share.

                  (b) The Company shall reimburse Executive for all reasonable expenses incurred by her in the course of performing her duties under this Agreement which are consistent with the Company's policies in effect from time to time for senior executives with respect to travel, entertainment and other business expenses, subject to the Company's requirements for its executives with respect to reporting and documentation of such expenses.

                  (c) In addition to the Base Salary, Executive shall be eligible to receive an annual bonus (the "Bonus") of up to 20% of the Base Salary in each year during the Employment Period based upon Executive's performance and the Company's financial results. The Bonus will be prorated for any partial year during the Employment Period.

                  (d) As a result of this employment opportunity, Executive will be relocating from Kansas City, Missouri to South Florida. Executive's spouse will move as soon as reasonably practicable, but may not be able to relocate for up to 180 days. As a result, during this 180-day period, the Company will pay Executive's temporary housing expenses and the cost of transportation between South Florida and Kansas City for either you or your husband over each weekend during the period (collectively, "Interim Expenses"). Upon your permanent relocation to South Florida, the Company will reimburse the Executive for the following expenses (collectively, "Moving Expenses") related to such relocation:
(1) the brokerage commission and any legal expenses and other closing costs Executive incurs in selling her home (excluding prorated items such as real estate taxes and utilities); (2) the cost of transporting Executive's family and her household goods to South Florida from Kansas City; and (3) any legal expenses and other closing costs Executive incurs in purchasing a new home in South Florida (excluding any points paid in obtaining a mortgage on such home). The Company will also "gross-up" the Moving Expenses for the additional federal income taxes Executive incurs as a result of such reimbursement. If Executive

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resigns without Good Reason (as defined below) or if the Executive's employment is terminated by the Company with Cause prior to the Expiration Date (as defined below), Executive shall repay the Company, within 30 days following the last day of active employment, the following amount: (a) if the resignation occurs prior to the first anniversary of the date of this Agreement, 100% of the Moving Expenses, including any "gross-up" for federal income taxes, or (b) if the resignation occurs following the first anniversary, but prior to the second anniversary, of the date of this Agreement, 50% of the Moving Expenses, including any "gross-up" for federal income taxes.

                  4.       Term and Termination.

                  (a) This Agreement shall terminate on the second anniversary of the date hereof (the "Expiration Date") unless terminated earlier (i) by Executive's resignation with or without Good Reason or Executive's death or Disability or (ii) by the Company with Cause or without Cause. The date on which Executive's employment with the Company is terminated is referred to herein as the "Termination Date."

                  (b) (i) If Executive's employment with the Company is terminated by the Company without Cause or by Executive with Good Reason, (x) Executive shall be entitled to receive her Base Salary and her Target Bonus through the Expiration Date, payable in accordance with paragraph 3 above, and (y) all stock options granted to Executive under the Stock Option Plan which are not vested at such time shall automatically, and without further action, become vested as of the Termination Date, and all such options (together with all of Executive's then vested stock options) shall remain exercisable until the later to occur of (I) the Expiration Date and (II) the expiration of such stock options pursuant to the terms of the Stock Option Plan.

                           (ii) If Executive's employment with the Company is terminated for any reason other than as described in item (i) above, Executive shall be entitled to receive her Base Salary through the Termination Date, and any options to purchase the Company's Common Stock shall cease vesting in accordance with, and otherwise be treated in accordance with, the terms and conditions of the Stock Option Plan and such option agreements, including expiration of all vested options 90 days after termination of employment.

                  (c) All of Executive's rights to benefits shall cease upon the Termination Date.

                  (d) For purposes of this Agreement, the following terms shall have the meanings set forth below:

                  "Cause" shall mean (i) the conviction of Executive for a felony or a crime involving moral turpitude or the plea of guilty or no lo contendre by Executive to a charge of any such crime, (ii) Executive's theft or embezzlement, or attempted theft or embezzlement, of money or property of the Company, (iii) Executive's perpetration or attempted perpetration of fraud, or

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Executive's participation in a fraud or an attempted fraud, on the Company or
Executive's unauthorized appropriation or attempted appropriation of any tangible or intangible material assets or property of the Company, (iv) Executive's material and intentional dishonesty with respect to any matter having a material effect on the Company or (v) Executive's material failure to perform her duties hereunder in accordance with the reasonable directions of the Board or the President provided that the Executive is given written notice of such failure and a period of at least 30 days in which to cure such failure (or, if the failure of performance is not capable of being cured within 30 days, a reasonable period of time to cure the default (up to an additional 60 days)).

                  "Disability" shall mean the inability, due to illness, accident, injury, physical or mental incapacity or other disability, of Executive to carry out effectively her duties and obligations to the Company or to participate effectively and actively in the management of the Company for a period of at least 90 consecutive days or for shorter periods aggregating at least 120 days (whether or not consecutive) during any twelve-month period, as determined in the reasonable and good faith judgment of the Board.

                  "Good Reason" shall mean (x) the Company's willful and material breach of this Agreement or (y) the assignment to Executive of duties that are materially inconsistent with Executive's position.

                  (e) A termination of this Agreement pursuant to its terms on the Expiration Date shall not, in and of itself, constitute a termination of Executive's employment with the Company. At such time, unless the Company or the Executive terminate Executive's employment with the Company, Executive shall become an employee at-will of the Company; provided that if the Company terminates Executive's employment upon termination of this Agreement (or at any time within 90 days following such termination), all stock options granted to Executive under the Stock Option Plan which are not vested at such time shall automatically, and without further action, become vested as of the Termination Date, and all such options (together with all of Executive's then vested stock options) shall remain exercisable until the later to occur of (I) the Expiration Date and (II) the expiration of such stock options pursuant to the terms of the Stock Option Plan.

                  5. Confidential Information. Executive acknowledges that the information, observations and data obtained by her while employed by the Company concerning the business or affairs of the Company reasonably considered of a confidential nature ("Confidential Information") are the property of the Company. Therefore, Executive agrees that she shall not disclose to any unauthorized person or use for her own purposes any Confidential Information without the prior written consent of the Board, unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a result of Executive's acts or omissions, or is otherwise known to Executive from independent sources prior to or outside of Executive's employment with the Company. Executive shall deliver to the Company at the termination of the Employment Period, or at any other time the Company

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may reasonably request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) relating to the Confidential Information or the business of the Company which she may then possess or have under her control. Nothing herein shall prohibit Executive's disclosure of Confidential Information as directed by judicial, administrative or other governmental law, rule, regulation or order provided that Executive shall, to the extent possible, give immediate notice to the Company of any disclosure of Confidential Information so required so that the Company may seek a protective order.

                  6.       Non-Compete, Non-Solicitation.

                  (a) In further consideration of the compensation to be paid to Executive hereunder, Executive acknowledges that in the course of her employment with the Company she shall become familiar with the Company's trade secrets and with other Confidential Information concerning the Company and that her services shall be of special, unique and extraordinary value to the Company. Therefore, Executive agrees that, during the Employment Period and for two years thereafter (the "Noncompete Period"), she shall not directly or indirectly own any interest in, manage, control, participate in, consult with, render services for, or in any manner engage in any floral or gift business competing with the businesses of the Company, as such businesses exist on, or as to which the Company has devoted substantial management time or substantial capital prior to, the date of the termination of Executive's employment, within any geographical area in which the Company engages or plans to engage in such businesses. Nothing herein shall prohibit Executive from being (i) a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded, so long as Executive has no active participation in the business of such corporation or (ii) an employee of an organization that provides consulting or other services to a competitor of the Company, so long as the Executive is not directly involved with, and does not provide services for, the competitor.

                  (b) During the Noncompete Period, Executive shall not directly or indirectly through another entity (i) induce or attempt to induce any employee of the Company to leave the employ of the Company, or in any way interfere with the relationship between the Company and any employee thereof,
(ii) hire any person who was an employee of the Company at any time during the Employment Period (unless such employee was terminated by the Company), or (iii) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of the Company to cease doing business with the Company, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company.

                  (c) If, at the time of enforcement of this paragraph 6, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. Executive agrees that the restrictions contained in this paragraph 6 are reasonable.


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                  (d) In the event of the breach or a threatened breach by
Executive of any of the provisions of this paragraph 6, the Company, in addition and supplementary to other rights and remedies existing in its favor, may apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security). In addition, in the event of an alleged breach or violation by Executive of this paragraph 6, the Noncompete Period shall be tolled until such breach or violation has been duly cured.

                  7. Mutual Representations. (a) Executive and the Company each represents and warrants to the other that (i) the execution, delivery and performance of this Agreement by such party do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which such party is a party or by which it is bound, (ii) such party is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity that would be breached or violated by such party's execution and delivery or performance of this Agreement and (iii) upon the execution and delivery of this Agreement by such party, this Agreement shall be the valid and binding obligation of such party, enforceable in accordance against such party with its terms. Executive hereby acknowledges and represents that she has consulted with independent legal counsel regarding her rights and obligations under this Agreement and that she fully understands the terms and conditions contained herein.

                  (b) Executive agrees not to provide the Company with, and not to use in connection with the performance of Executive's duties hereunder, any memoranda, notes, plans, records, reports, computer tapes, printouts, software or other documents and data (or copies thereof) containing any confidential information, trade secrets or work product from any of Executive's prior employers, whether obtained as an employee, consultant, agent, or in any other capacity. Executive represents and warrants to the Company that, to her knowledge, she is in compliance with all agreements governing her use or disclosure of confidential information, trade secrets and similar information.

                  8. Survival. Paragraphs 5 and 6 and paragraphs 9 through 16 shall survive and continue in full force in accordance with their terms notwithstanding any termination of the Employment Period.

                  9. Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

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                  Notices to Executive:

                  The address that Executive provides to the Company for the Company's payroll records.

                  Notices to the Company:

                  Gerald Stevens, Inc.
                  301 E. Las Olas Blvd., Suite 300
                  Ft. Lauderdale, FL 33301
                  Attention: President

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered or three (3) days after so mailed.

                  10. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

                  11. Complete Agreement. This Agreement and the Purchase Agreement embodies with respect to the subject matter hereof the complete agreement and understanding among the parties and supersedes and preempts with respect to the subject matter hereof any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

                  12. No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party, it being understood that paragraph 6(c) contemplates that a court of competent jurisdiction shall be entitled to "blue pencil" or conform the express language of paragraph 6(a) if necessary in order to comply with Florida law.

                  13. Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

                  14. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, successors and assigns, except that (x) Executive may not assign her rights or delegate her obligations hereunder without the prior written consent of the Company and (y) other than in connection with sale of (i) the stock or all or substantially all of the assets of Company or (ii) the Company (whether by merger, consolidation, sale of all of the Company's stock or sale of all or substantially all of the Company's assets), the Company may not assign its rights to Executive's services hereunder to any third party.

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                  15. CHOICE OF LAW. ALL ISSUES AND QUESTIONS CONCERNING THE
CONSTRUCTION, VALIDITY, ENFORCEMENT AND INTERPRETATION OF THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF FLORIDA, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW RULES OR PROVISIONS (WHETHER OF THE STATE OF FLORIDA OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF FLORIDA.

                  16. Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

                            [SIGNATURE PAGE FOLLOWS]

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.


                                             GERALD STEVENS, INC.


                                             By __________________________
                                             Name: Gerald R. Geddis
                                             Title:   President



                                             -----------------------------
                                             Eleanor Callison

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